EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made on and is effective as of the 18th day of November, 2003, by and between Encore Medical Corporation, a Delaware corporation (“Encore” or the “Company”) and Galen Advisors, LLC (“Galen” or the “Consultant”).

In consideration of the mutual promises contained herein and as a memorialization of the terms of performance of the work described herein, the parties agree as follows:

1. Engagement of Consultant. Encore hereby engages the Consultant for the term of this Agreement to consult with and assist Encore in merger and acquisition activities (including, without limitation, identifying merger and acquisition candidates and advising Encore in any resulting negotiations), and Consultant agrees to use its commercially reasonable efforts to assist Encore in consummating transactions in contemplation thereof.

2. Compensation. As consideration for Consultant’s services rendered to the Company under this Agreement, the Company agrees that upon the closing of a transaction or a series of transactions (each, a “Transaction”, and collectively, the “Transactions”) during the term of this Agreement in which the Company shall acquire, by merger or purchase of all or substantially all of the assets or outstanding capital stock or other equity securities of, an entity which is not an “affiliate” of the Company, where the aggregate purchase price for any such stock purchases, asset acquisitions or mergers is equal to or exceeds Twenty-Five Million Dollars ($25,000,000.00) (the “Target Amount”), Encore shall pay to Galen a one-time cash fee equal to One Million Dollars ($1,000,000.00) (the “Success Fee”). Any Success Fee payable to the Consultant under this Section 2 (i) shall be due immediately upon the closing of one or more Transactions which results in the Company having consummated a Transaction or Transactions equal to or in excess of the Target Amount during the two-year term of this Agreement, and (ii) shall be payable to the Consultant in immediately available funds. The purchase price for any Transaction shall include (i) any cash paid by the Company, (ii) the fair market value of any securities or other consideration delivered or issued by the Company, and (iii) the amount of any debt assumed by the Company in such Transaction.

3. Consultant Business Practices. The Company recognizes that the Consultant is the in the business of advising and consulting with other businesses for similar services, some of which businesses may be in competition with the Company. The Consultant shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein.

4. Term of Agreement. The term of this Agreement shall commence on the date hereof and terminate upon the earlier of (i) payment by the Company of the Success Fee, or (ii) November 18, 2005.

5. Relationship of Parties. The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing in this Agreement shall cause or be deemed to cause the Consultant to be partners, agents or fiduciaries of, or joint venturers with, the Company or with each other.

6. Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the Consultant and to the Company at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

Consultant: Galen Advisors, LLC

610 Fifth Avenue

New York, New York 10020

Attn: Bruce F. Wesson

(212) 218-4960

Fax: (212) 218-4999

Company: ENCORE MEDICAL CORPORATION

9900 Metric Blvd.

Austin, Texas 78758

Attn: Harry L. Zimmerman

(512) 834-6208

Fax: (512) 834-6310

7. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, except for its conflicts of law principles.

9. Entire Agreement, Waiver. This Agreement constitutes the entire Agreement between the parties hereto relating to consulting services to be provided by Galen to Encore and supersedes all prior agreements between Galen and Encore regarding consulting services, which prior agreements, if any, are null and void and shall have no further force or effect, and, from and after the date of this Agreement, neither Galen nor Encore shall have any options, warrants or other rights or privileges or any liabilities or obligations relating to or arising out of any prior agreement regarding consulting services. This Agreement may not be amended or modified in any way except by subsequent agreement executed in writing by both Galen and Encore. Either Encore or Galen may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

10. Miscellaneous.

10.1 The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorney fees and court costs in addition to any other recoveries allowed by law.

10.2 The parties hereto agree that irreparable damage would result in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that, in the event of any breach or threatened breach of this Agreement, the parties hereto shall be entitled to injunctive relief or specific performance of the terms hereof in addition to any other remedy at law or equity. All rights and remedies under this Agreement are cumulative rather than exclusive and shall be in addition to all rights and remedies available to either party at law or in equity.

10.3 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.4 This Agreement shall be deemed to have been jointly prepared by the Company and the Consultant, and the parties hereto agree that no ambiguity herein shall be construed for or against any party hereto based upon the identity of the author of this Agreement or any portion hereof.

[Remainder of Page Intentionally Left Blank — Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date written above.

CONSULTANT: GALEN ADVISORS, LLC,

By:	/s/ Bruce F. Wesson

Name: Bruce F. Wesson Title: Senior Manging Member

COMPANY: ENCORE MEDICAL CORPORATION

By:	/s/ Harry L. Zimmerman

Harry L. Zimmerman Executive Vice President and General Counsel

4